Exhibit 99.1
Transcript of
Martin Midstream Partners (MMLP)
Third Quarter 2008 Earnings Conference Call
November 7, 2008
Participants
Robert Bondurant, CFO
Ruben Martin, CEO
Wes Martin, Vice President of Business Development
Presentation
Operator
Greetings and welcome to the Martin Midstream Partners third quarter 2008 earnings conference call. At this time, all participants are in a listen only mode. [Operator Instructions]. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Bob Bonderant, Chief Financial Officer for Martin Midstream Partners. Thank you Mr. Bonderant you may begin.
Robert Bonderant — Martin Midstream Partners — CFO
Thank you Claudia. Just to let everyone know who’s on the call today we have Ruben Martin, CEO and Director of the company and Wes Martin, Vice President of Business Development.
Before we get started with my business comments, I need to make this disclaimer. Certain statements made during this conference call maybe forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unit holders. The word anticipate, estimated, expect, and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because we believe it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the partnership’s cash available to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our third quarter 10-Q is available at our website www.martinmidstream.com.

With that out of the way I like to comment on our third quarter performance. For the third quarter, we had net income of $13.7 million or 88 cents per limited partner unit. In the third quarter because of certain commodity and interest rate hedges that did not qualify for hedge accounting, our earnings were positively impacted by $6.7 million or 45 cents per limited partner unit.
Also in the third quarter, we recognized non-cash charges for hurricane expenses that will be paid by us in the fourth quarter. These expenses represent our deductible cost under our flood and damage insurance policies. Our third quarter earnings were negatively impacted by $1.6 million or 11 cents per limited partner unit as a result of recognizing these insurance deductible losses. So without these positive and negative non-cash impacts to our financials, our earnings would have approximated $8.6 million or 54 cents per limited partner unit.
Also, I would like to remind everyone that we have a natural hedge in our sulfur business between our international prilled sulfur market sales and our domestic sales through certain domestic contract structures. The price of sulfur fell $467 per ton effective October 1. As a result, we had to write down our prilled sulfur inventory approximately $4.5 million in the third quarter. This negatively impacted earnings 30 cents per limited partner unit. However, our domestic business will not only make this up but we will make up even more than this write off in the fourth quarter. So if you added this write down of prilled sulfur inventory back, along with the previous discussed non-cash charges, our earnings would have been $13.1 million or 84 cents per limited partner unit. I will speak more about this during my discussion of the sulfur services business.
As with other MLPs the most important measure of our performance is distributable cash flow. Our distributable cash flow for the third quarter was $11.9 million. For the last 12 months our distribution coverage has been 1.17 times. This continued strong distributable cash flow performance allowed us to increase our distribution by a penny per quarter or another 4 cents per year. This was our eighth consecutive quarterly distribution increase. We have grown our cash distributions by 10% year-over-year. We are now distributing $3.00 per limited partner unit and as of yesterday’s close of $24.63, we are yielding 12.2%.
Now I would like to discuss our third quarter performance by segment comparing that performance to the second quarter. In our terminalling and storage segment our cash flow, which is defined as operating income plus depreciation and amortization, was $5.2 million in the third quarter compared to $5.3 million in the second quarter, down $100,000. Negatively impacting our terminalling segment in the third quarter was an operating expense charge of $1.5 million relating to our flood and wind deductibles as a result of Hurricanes Ike and Gustav. Without this charge, our operating income would have been $6.6 million or $1.4 million greater than the second quarter. The increase in earnings excluding the hurricane loss is driven by three separate activities. We entered into an 18-month contract with a large consumer sulfuric acid for through put at one of our specialty terminals in Beaumont. This new contract accounted for $400,000 of the increased income. Also in the third quarter, our general partner exceeded annual minimum asphalt throughput volumes and we were able to bill them an additional $400,000. Finally, we expanded our lubricant margins which accounted for an additional $600,000 of gross margin.
Regarding our hurricane damage, our most significant damage was in our Neches and Stanolind terminals and it was primarily wind related. We also had water damage at our Sabine Pass, Venice, Intercoastal City, Port Fourchon, Galveston, and Cameron East and West terminals. Thanks to many dedicated employees, these terminals quickly came back on line after the storms cleared and are now in full operation.
Looking to the forth quarter, we see stable demand for our terminal services. A significant portion of our shore-based business is driven by Gulf of Mexico drilling activity. The capital budgets of these drilling operators are generally set years in advance so we have not experienced a slow down at our shore bases despite this recent significant drop in crude oil pricing.
In our natural gas services segment we had an operating income of $4.7 million in the third quarter compared to an operating loss of $2.9 million in the second quarter. In the third quarter we had a $6.6 million non-cash mark-to-market benefit. Without this benefit and adjusting for depreciation, our third quarter cash flow for natural gas services was a negative $900,000 compared to a comparable second quarter cash flow of $2.1 million. We experienced rapidly falling pricing in our NGLs in the third quarter, which negatively impacted our margins.
Complementing our natural gas services cash flow is our cash flow from our unconsolidated entities which is primarily our 50% owned Waskom gas processing plant. For the third quarter we had equity and earnings from these unconsolidated entities of $3.5 million compared to $4.4 million in the second quarter. Our cash flow generated from these unconsolidated entities was $3.5 million in the third quarter compared to $3.9 million in the second quarter. So if we appropriately include our cash flow generated from unconsolidated entities in our natural gas services cash flow, our cash flow generated for the natural gas services segment was $2.6 million in the third quarter compared to $6 million in the second quarter. The reduction of comparable cash flows was primarily driven by a 10-day maintenance turnaround in July at our Waskom facility and also by reduced gas processing volumes driven by the production shutins from Hurricanes Gustav and Ike. As a result, our third quarter plant inlet volumes at Waskom were 239 million cubic feet per day compared to second quarter volumes of 272 million cubic feet per day, a 12% decline. Waskom’s current contract mix is 46% of liquids, 40% fee based, 14% of proceeds, and less than 1% KEPO. We currently have 67% of remaining 2008 volumes hedged, 47% of 2009 volumes hedged, 21% of 2010 volumes hedged, and 10% of 2011 volumes hedged. Including our hedges for the fourth quarter of 2008, a $1 change in natural gas pricing effects our cash flow by $150,000 per month and a $10 change in oil pricing changes our cash flow by $135,000 per month.
Looking forward to the fourth quarter, our plant inlet volumes will be up. Currently we are processing 262 million cubic feet per day. Also in the fourth quarter, our wholesale propane business should improve when compared to the third quarter due to anticipated seasonal heating demand for propane.

Also, regarding our comparative position in the East Texas gas processing market, due to the current credit crisis, we believe there has been 330 cubic feet per day of gas processing planned expansions delayed and/or cancelled in the last 30 days. Also because we are the only gas plant in our market area that has full fractionation capability, we believe we have a competitive advantage to other gas plants in the area.
In our marine transportation segment we had operating cash flow of $5.7 million in the third quarter compared to $5.5 million in the second quarter. This increase in income was driven by our offshore side of the business as all four offshore tows were in operation in the third quarter. As a result of this increased offshore utilization, this offshore segment had a cash flow increased of $500,000 for the quarter. This was offset by a decrease on the inland side of the business of $300,000 for the quarter. This decrease was the result of placing two of our inland tugs in the shipyard for upgrades and maintenance and the result of the having to charter two inland tugs.
Looking to the fourth quarter, our marine transportation business remains solid and our fourth quarter cash flows should approximate our third quarter cash flow.
Our sulfur services segment had a strong third quarter when compared to the second quarter. Cash flow for the third quarter was $8.1 million compared to $4.3 million in the second quarter, an 88% increase. This increase was even considering the $4.5 million write down we had to effect because of the prilled sulfur inventory values at our stocking facility. Our product volumes decreased 20% and our margins per ton increased 14%. Looking forward to the fourth quarter, the Tampa posting for sulfur dropped from $617 per ton to $150 per ton, a decrease of $467 per ton. Fortunately for our sulfur services segment, our largest volume sales contract will let us benefit significantly from this price drop as the sales price reduction is delayed to our customer. Because of the significant $467 per ton drop combined with this particular contract structure, we anticipate making significantly higher margins in the fourth quarter in this segment.
Now I would like to discuss our liquidity and capital resources. At September 30, 2008 we had $280 million drawn against our $325 million credit facility. Our debt to total capitalization at the end of the third quarter was 55%. Our bank facilities rolling 12-month leverage ratio was 3.34 to 1. Our interest rate for the fourth quarter will be LIBOR plus 250, but will decrease to LIBOR plus 200 in the first quarter of 2009. Of our total debt outstanding, we have fixed $235 million of our debt through hedging interest rates at an average LIBOR rate of 4.44% plus the applicable LIBOR margin. Our remaining unhedged debt is priced at an average of 6.06%. Our maintenance capital expenditures for the quarter were $4.9 million.
Looking forward to the remainder of 2008, we anticipate maintenance capital expenditures of approximately $3.4 million in the fourth quarter. We have spent approximately $68 million in growth CapEx this year of which $37.3 million was in the first quarter and $16.5 million in the second quarter and $14.5 million in the third quarter. Due to the current market conditions and lack of fresh capital that can be provided by existing capital markets, we have taken and continue to take a hard look at our future capital expenditures. We have to complete projects that are currently under construction and under contract, and we will do so. Beyond that, we are delaying organic projects that we had planned to build in 2009. Additionally, we have certain non-strategic assets that we plan to sell in the next 6-9 months that could generate approximately $25 million. These assets are strategic to the potential buyer and a portion of these assets are under lease to that buyer.
Also we anticipate creating additional capital as a result of the anticipated stronger profits expected to be generated by the sulfur services segment in the fourth quarter. I have had recent conversations with various banks our credit facilities that have large commitments. All are very supportive of our business, but their lending door has not yet opened. Their general consensus is that the credit markets for a midsized company like ourselves will stay closed through the fourth quarter. However, the bankers that I have been talking to feel like these markets will begin to open for us in the first quarter. Our message is that we are continually in communication with our bank group and will access the market at the appropriate opportunity.
This concludes my formal comments. Claudia, you may open the line for questions.
Operator
Thank you. [Operator Instructions]. Our first question is coming from Ron Londe with Wachovia Securities.
Ron Londe with Wachovia Securities
Thank you. If you could just take us through the sulfur services segment again — just a little more insight into the inventory — the prilled inventory write down and also talk about your view of the sulfur market going forward. I know — I understand what you said about the fourth quarter. But could you take it maybe a step farther into next year and how that might affect you?
Ruben Martin — Martin Midstream Partners — CEO
This is Ruben. I guess the best way to understand it is in a rising market like we had all of last year and the sulfur price and commodity prices went up slowly — and I say slowly relative to the last quarter. It went up like $100 to $150 per quarter last year and we have a domestic contract that goes through 30 days into the next quarter that those prices in the previous quarter hold. So in other words if price goes up $150 I have to sell that customer in the next quarter the first month at the old price so I am still getting the old price. However because we constantly have inventory on the West Coast that offsets that when the price is going up domestically it is usually going up internationally too because they’re tied together now. It is a natural hedge in the up market because we are gaining it on the West Coast and we lose it in the first month of the next quarter on the domestic market here on the Gulf coast. Reverse that. What we saw in the up market for the entire year last year happened in one-month — one quarter this year. We had a $467 drop that took us one year to get it up. We have those losses spread out over the year, but now that it is going down, and we have had minimal inventories on the West Coast — fortunately our sulfur guy did a good job to keep those inventories minimal — but when you move $467, it does not take much, as you can see, to write off $4.5 million, but we don’t have to lower our price on the Gulf Coast until the end of November. So we can see that we will gain back what we’ve lost on the West Coast — we will gain that back in the first month of the fourth quarter and a portion of the second month of the fourth quarter, we will gain that back as prices have dropped. We did gain back in one quarter what we’ve lost all of last year.
Robert Bonderant — Martin Midstream Partners — CFO
I will add a little to that — our write down was basically on 10,000 tons in the international market in the third quarter, you know, $467 times the 10,000 tons, roughly the $4.5 million write down. But the sales volume on the domestic side will be probably be 40,000 to 50,000 tons at that margin. We will more than make up in the fourth quarter what we lost last year. (overlapping speakers) Does that answer your question?
Ron Londe with Wachovia Securities
Yes, that’s great. What do you think the cost was from turning around your processing operation?
Robert Bonderant — Martin Midstream Partners — CFO
The dollar cost or the lost revenue?
Ron Londe with Wachovia Securities
(overlapping speakers) The lost revenue really.
Robert Bonderant — Martin Midstream Partners — CFO
Total was about half a million dollars. That was one big piece. The other piece was really more in our wholesale program and wholesale other NGL distribution and that is in September there was a precipitous price decrease and that price decrease we normally make 2.5-cent or 3-cent per gallon margin. And we actually realized about one-half cent a gallon margin, of course. So we were down about 2.5 cents per gallon on 65 million gallons in effect for the quarter.
Ruben Martin — Martin Midstream Partners — CEO
Over $1.25 million that basically it hit us. It is the working inventory that we have to have in this system. And I’m talking about pipelines and through our system in the tanks and so forth. You lag that the best you can in a down market, but when you had a precipitous drop like we had over a three-week period, I am sure you are going to see in some of the other LP gas MLPs, you have a precipitous drop like that, you’ll have some inventory write-down.
Robert Bonderant — Martin Midstream Partners — CFO
And for example what happens too when you have a quick velocity drop in that, what the dealers or the people you are selling to tend to back out of the market because they say it is dropping fast, I’m not gonna buy today because I think it will be down tomorrow. That hurt us about 2-cents per gallon margin. Now it has somewhat stabilized at these levels although it is volatile within a few cent range on a daily basis, but it’s nothing like the price decrease we experienced in September.
Ron Londe with Wachovia Securities
What were the fundamentals that caused that?
Ruben Martin — Martin Midstream Partners — CEO

The fundamentals that caused the reduction obviously was the crude.
Ron Londe with Wachovia Securities
Crude prices coming down? So it has nothing to do with the Hurricanes or —?
Ruben Martin — Martin Midstream Partners — CEO
I don’t think so. No I think it is more just a crude drop rapidly and the pricing and propane relative to crude. The natural gas processing and all that is still steady and regular. We did have a shut down in the natural gas processing plant for 10 days. That is basically steady and everything. Most of the changes that we saw in that service section was in our NGL division.
Robert Bondurant — Martin Midstream Partners — CFO
When I gave you that $500,000 number, it was a combination of maintenance turn down and the shut-in production from the hurricane.
Ron Londe with Wachovia Securities
Also maybe you could give us — shed some light on you were talking about your competitive position in processing. (overlapping speakers) in your area. Can you talk to us about that?
Ruben Martin — Martin Midstream Partners — CEO
Obviously the difference between our plant in northeast Texas and several of the other processing plants in northeast Texas is that we have full fractionation, which takes the NGL stream, natural gas liquid stream, to natural gasoline, isobutane, normal butane, ethane being a big component of it. We are able to market our ethane in the area. A lot of these plants either strip out their ethane market in the area and send everything south via pipelines to the Bellevue fractionation facilities or they send it all down to the Bellevue fractionation facilities along with ethane. So by stripping out the different liquids and fractionate them in northeast Texas it gives us a little bit of a competitive advantage over the processing economics of the other plants in the area. We feel like that if gas — the amount of gas that needs to be processed in northeast Texas if it does drop, then we should have a competitive advantage to get that last cubic feet of gas processed in our plant instead of some competitor’s plant.
Ron Londe with Wachovia Securities
On the marine and terminalling side, what do you see for the fourth quarter?
Ruben Martin — Martin Midstream Partners — CEO
I think the marine we see it flat to slightly up. Terminals have been very steady. We don’t see a lot of changes in the terminalling at all. Everything that has been pretty steady. A lot of this is longer-term contracts and so forth that are locked in and have minimum throughputs. A lot of different things so that has obviously been one of our very steady, steady cash flows. The offshore business where we are servicing the offshore industry through the shore bases, it has been fairly steady and it is actually higher now than it was earlier in the year. We are looking for basically no changes in the terminalling business.

Ron Londe with Wachovia Securities
Okay, thank you.
Operator
[Operator Instructions]. Our next question is coming from Darren Horowitz with Raymond James.
Darren Horowitz with Raymond James
Good morning guys. Thank you. A follow up to one of Ron’s questions that he just asked, what kind of utilization are you expecting at your processing plants at the tail end of this year?
Ruben Martin — Martin Midstream Partners — CEO
I think we will continue close to 100%.
Robert Bondurant — Martin Midstream Partners — CFO
Like I said, we’re running 262 million a day, which is our capacity basically.
Darren Horowitz with Raymond James
Okay, Okay.
Robert Bondurant — Martin Midstream Partners — CFO
We see more volume coming. When I said it’s our capacity, we can run more than that, but we aren’t able to strip out all the liquids.
Ruben Martin — Martin Midstream Partners — CEO
We have to bypass and blend downstream and you have to bypass fractionators sometimes but —.
Robert Bondurant — Martin Midstream Partners — CFO
BP still has some shutin production from the hurricanes.
Darren Horowitz with Raymond James
Okay. So even with the volatility in the current price environment at what a lot of producers are doing in terms of scaling back their CapEx, you still think you can continue that pace into the first quarter of next year as well?
Robert Bondurant — Martin Midstream Partners — CFO
Yes.
Darren Horowitz with Raymond James
Okay. And then just switching gears, Ruben big picture when you’re looking at your capital budgets, I remember the last time we spoke I think you had about $20 or $25 million to be spent on new marine equipment and it was a pretty attractive multiple in the 5-6 range. You had hoped a lot of that equipment I think was going to come on line around the middle of next year. Have you deferred everything you were going to spend? Or is it a situation where you’re just trying to balance the cost of capital with the total rates of return?

Ruben Martin — Martin Midstream Partners — CEO
No. We have deferred a portion of it. Several of the tugboats and so forth we’re trying to move back into the late fourth quarter and early first quarter of 2010. We do have some barges coming out in midsummer that we are taking delivery of in the third quarter. Most of these we have calculated into our cash flow and into our availability. Right now the market we have not seen a big change in the market as far as the utilization of that equipment and that equipment going to work when it comes out. And some of that is replacement equipment and so forth and single scan. We will at least eliminate a lot of our maintenance cost and prepare for the future as we go forward on that. We are delaying it, but I would say that half of our marine plant expansion has been delayed by at least six months.
Darren Horowitz with Raymond James
Okay. And then when you look at the other different business segments, can you give us an idea for how much capital has already been earmarked to be spent throughout the beginning of 2009?
Robert Bondurant — Martin Midstream Partners — CFO
It has been cut down significantly. I would say in the first half of this year we’re probably talking about roughly — looking at some numbers here, about in the first quarter we have earmarked about $15 to $20 million dropping significantly after that and more back half, end of the year loaded. The reason we are spending that much in the first quarter is because we’re under contract to do certain things and the construction is going on. We just have to be stuck with it right now.
Darren Horowitz with Raymond James
Sure. Okay. I appreciated it. Thank you.
Operator
[Operator Instructions]. Our next question is coming from Sean Wells with RBC Capital Markets. Please proceed with your question.
Sean Wells with RBC Capital Markets
Good morning guys. Darren actually did me a favor and asked the question on the organic growth projects, but I did have a question about the sales of assets. I was wondering if you could maybe shed some light on which assets you are looking at to sell?
Robert Bondurant — Martin Midstream Partners — CFO
We are looking at two separate offshore tows. These two tows are really not strategic to our business. They have been in the spot market for the last 12-18 months and have been in the shipyard quite a bit. If you look at the trending 12-month cash flow of September, it is zero. So they have not created a lot of value for us. They are strategic to a particular buyer that has offshore oil production. And without a pipeline and they need barges and barge transportation to move the crude oil to inland to take to the refinery. One of those two tows is under lease with them right now. They are drilling a second well and when that second well is completed they will take our second tow. They will lease them for a few months and get their crews to learn them and then they plan on buying them.

Sean Wells with RBC Capital Markets
And are you guys looking at selling any more assets beside the two tows?
Robert Bondurant — Martin Midstream — CFO
No, not at this time. While looking at it you sell those two assets you free of $25 million of capital and you’re not giving up any cash flow. Those are those kind of things that if we do find something to sell, it will be like that.
Sean Wells with RBC Capital Markets
Okay, thank you.
Operator
[Operator Instructions]. Gentlemen it appears we have no further questions. Do you have any closing comments?
Ruben Martin — Martin Midstream Partners — CEO
This is Ruben. I think I will just sum it up. We appreciate everybody taking our call today. We were an MLP that increased our distributions in the most recent quarter to $3. We feel like we are undervalued. Our diversity is helping a lot compared to a lot of the other MLPs in the market because we do have certain portions of our business up and down and some is not affected by the hurricane and some is. We felt like that diversity has really, really helped us. We feel good about our sulfur business, the commodity price fluctuations we have seen in sulfur when you get to $600 or $700 a ton and now we we’re down to $150. You can well see the fluctuations in the market will not be at the levels they’ve been over the last couple of years. I think we’ve seen that in every commodity out there. Massive fluctuations that we just never dealt with before. I think that is part of the thing that has created some of the cash flows between quarters and so forth. Cash flow differences. So with that, we appreciate everybody coming. We are looking forward to the next quarter. We will talk to you then. Thank you.
Operator
Ladies and gentlemen this does conclude today’s teleconference. You may disconnect your lines at this time. We thank for your participation.